Exhibit 99.1

Intcomex Files Registration Statement for

Initial Public Offering of Common Stock

MIAMI, FL (July 27, 2007) – Intcomex, Inc. today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to the proposed initial public offering of its common stock. The shares of common stock to be sold in the offering are expected to be offered by Intcomex and Citigroup Venture Capital International, a selling stockholder.

Citi and UBS Investment Bank are acting as joint book-running managers of the offering and Banc of America Securities LLC is acting as co-manager.

Intcomex expects to use a portion of the net proceeds from the offering to redeem or repurchase a portion of the 11  3/4% Second Priority Senior Secured Notes due 2011, and the remainder for general corporate purposes. Intcomex will not receive any proceeds from the sale of shares by the selling stockholder.

A registration statement relating to the proposed initial public offering of common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Intcomex is a United States-based value-added distributor of information technology products to Latin America and the Caribbean. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to customers in 45 countries.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from:

Citi, Brooklyn Army Terminal

Attention: Prospectus Department

140 58th Street, 8th Floor

Brooklyn, New York 11220

Telephone: (718) 765-6732

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, New York 10171

Telephone: (212) 821-3000

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect Intcomex’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including but not limited to, management’s expectation for process improvement, competition, revenues, expenses and other operating results or ratios, contingencies and litigation, economic conditions, liquidity, capital requirements and exchange rate fluctuations, and other factors which are set forth in Intcomex’s Form S-1 registration statement and in all filings with the SEC made by Intcomex subsequent to the filing of the Form S-1 registration statement. Intcomex does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.